News Release
Date:     April 18, 1997

Contact:
          Katherine Taylor
          815-961-7164

                                                           AMCORE
                                                           BANK
                                                           LOGO

            AMCORE FINANCIAL, INC., COMPLETES ACQUISITION OF FIRST
                     NATIONAL BANCORP, MONROE, WISCONSIN



     ROCKFORD, IL - AMCORE Financial, Inc. today took a major step toward becoming a regional financial institution. The acquisition of First National Bancorp of Monroe, Wis., was completed taking AMCORE across state lines for the first time.

     "This truly is a historic moment for AMCORE," says Robert J. Meuleman, president and chief executive officer. "We now officially are a multi-state financial institution."

     First National Bancorp has assets of approximately $215 million. The acquisition brings AMCORE's assets to over $3 billion. AMCORE issued 1,881,524 shares of its stock in exchange for all of First National's 249,539 common shares outstanding. First National Bancorp owns the First National Bank and Trust of Monroe.

     First National has 105 employees and five offices in southern Wisconsin, including Monroe, New Glarus, Belleville and two in Madison. Monroe is 50 miles from Rockford.

     AMCORE will record during the second quarter an after tax charge of about a $1.3 million, or eight cents per share, for expenses related to the merger. Last year, First National earned nearly $2.8 million. "This is a well run bank with a strong management team," says Meuleman. "Its culture is similar to AMCORE's, so this will be a good fit for both organizations."

     Meuleman says AMCORE offers the communities it serves the resources of a large bank, yet encourages its affiliates to retain their local autonomy and community commitment. Both banks follow the community banking philosophy. "Our goal is to offer our customers a broad range of products and services so we can meet their financial needs better than any of our competitors," he says.





 AMCORE Bank N.A. Rockford
 501 Seventh Street, Post Office Box 1537, Rockford, Illinois 61110-0037 Telephone 815-968-2241

     AMCORE plans to broaden further its position in southern Wisconsin later this summer when it finalizes the acquisition of Country Bank Shares Corporation of Mount Horeb. Country Bank Shares has facilities in nine communities and has assets of approximately $300 million. AMCORE will have assets in excess of $3.3 billion and 54 locations when the Country Bank Shares acquisition is completed.

     "We no longer are just an Illinois institution," savs Meuleman. "We intend to remain on our course of becoming an acquirer of choice and building on our reputation as a super community bank."

     First National will become AMCORE's sixth subsidiary bank, operating as AMCORE Bank N.A., South Central. AMCORE currently operates 41 locations in northern Illinois through five subsidiary banks: AMCORE Bank N.A., Rockford; AMCORE Bank N.A., Northwest; AMCORE Bank N.A., Rock River Valley; AMCORE Bank N.A., North Central and AMCORE Bank, Aledo.

     AMCORE also has five financial service subsidiaries: AMCORE Investment Group, N.A., which includes trust services, a capital management company, a brokerage company and the AMCORE Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; AMCORE Insurance Group, Inc.; and Rockford Mercantile Agency, Inc., a bill collection service.

     This news release, other than historical financial and other information, may consist of forward-looking statements that involve risks and uncertainties, including the risks detailed from time-to-time in the company's SEC reports, including its Annual Report on Form 10-K for the year ended Dec. 31, 1996. Actual results may vary materially.

     AMCORE common stock is listed on NASDAQ under the symbol "AMFI." AMCORE Financial Inc., may be reached on the Internet at http://www.AMCORE.com.